Exhibit 10.25

PURCHASE AGREEMENT FEI - ETG

DSB-63-PVB-02/ 1582

This Purchase Agreement (“Agreement”) is effective as of November 1, 2002 (“Effective Date”) and is made by and between FEI Company, an Oregon corporation having its principal place of business at 7451 NW Evergreen Parkway, Hillsboro, OR 97124, and its Affiliates (collectively “FEI”) and Philips Enabling Technologies Group Nederland BV, Zwaanstraat 1, Eindhoven, organised under the laws of The Netherlands and having its principal place of business at Acht and its Affiliates (collectively “ETG”).

WHEREAS, ETG is engaged in the business of, inter alia, manufacturing and selling of mechanics and mechatronic modules and represents that it has the ability and expertise to supply the Products to FEI and perform certain associated services on a continuing basis;

WHEREAS, FEI desires to purchase from ETG the Products and certain associated services;

WHEREAS, FEI desires ETG to participate in specified development projects and ETG is willing and capable to perform development services;

WHEREAS, the parties agree that it is their mutual interest to provide quality products and services on a timely basis and are committed to continuous improvement in cost, quality, productivity and technology;

WHEREAS, ETG agrees to manufacture, sell and deliver to FEI and FEI agrees to purchase from ETG the Products on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto have agreed as follows:

1.              DEFINITIONS

1.1                                 “Affiliates” shall mean any Person that now or hereafter is directly or indirectly Controlled by, Controlling or under Common control with FEI or ETG, as the case may be.

1.2                                 “Combination Agreement” shall mean the agreement between FEI, Philips Industrial Electronics International BV and Koninklijke Philips Electronics NV dated November 15, 1996.

1.3                                 “Combination Date” shall mean the effective date February 21, 1997 of the Combination Agreement.

1.4                                 “Control” of a Person shall mean direct or indirect ownership of 50% or more of the outstanding voting securities of a Person with the right to vote for the election of directors or the equivalent thereof and shall also mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

1.5                                 “Development Agreement” shall mean the development agreement between the parties dated January 23, 1998 and amended on March 9, 1998 (“Development Agreement”).

1.6                                 “Development Services” shall mean any development projects performed by ETG as requested by FEI, described in a Statement of Work.

1.7                                 “Epidemic Failure” shall mean a failure of Products to function in accordance with the applicable Specifications for the same cause of more than three (3) out of ten (10) sequentially delivered Products, unless such failure is caused by a design specification or requirement of FEI or a FEI Appointed Supplier.

1.8                                 “ETG Information” shall mean any Information arising after the Combination Date from work done by ETG and relating to manufacturing and engineering processes for the Products, including Information relating to manufacturing and engineering processes for the Products embodied in the equipment used to perform these processes, but excluding any Information relating to Products as such, provided however that this Section 1.8 does not address ownership of Tools (which is provided for below).

1.9                                 “ETG IPR’s” shall mean (a) any IPR’s arising from work done by ETG after the Combination Date which relate to manufacturing and engineering processes for the Products and (b) any IPR’s owned by ETG pursuant to the terms of this Agreement. ETG IPR’s do not include any IPR’s relating to the Products, as such.

1.10                           “FEI Appointed Supplier” shall mean the suppliers set forth in Schedule 2.4.

1.11                           “FEI Information” shall mean any Information arising from the Products or the Specifications, excluding ETG Information. However, Information generated solely by ETG is subject to prior commitments of the Royal Philips Electronics group of companies.

1.12                           “FEI IPRs” shall mean any (a) IPR’s arising from the Products or the Specifications, excluding ETG IPR’s, but including any IPR’s arising from work done for FEI by ETG since the Combination Date, and (b) any IPR’s owned by FEI pursuant to the terms of this Agreement. However, IPR’s generated solely by ETG is subject to prior commitments of the Royal Philips Electronics group of companies.

1.13                           “FEI Tools” shall mean (a) those Tools which were purchased by ETG but paid for by FEI; (b) tools purchased and/or built by FEI which FEI has loaned to ETG, and (c) Qualification Tools.

1.14                           “Forecast-driven Product” shall mean any Product listed in the monthly forecast issued by FEI.

1.15                           “Information” shall mean drawings, specifications, samples, models, processes, procedures, instructions, technology, applied development engineering data, reports, forecasts, schematics and all other technical or commercial information, data and documents of any kind whatsoever, to the extent not covered by IPR’s.

1.16                           “Intellectual Property Rights” or “IPR’s” shall mean any form of protection afforded by law to procedures, inventions, discoveries, models, designs, know-how, trade secrets or similar type technical information other than trademarks or trade names, such as patents (including reissues, divisions, continuations and extensions thereof), utility models, registered and unregistered designs including mask works, copyrights as well as applications for any such intellectual property rights.

1.17                           “Person” shall mean any company, firm company, firm, joint venture, partnership or other business, organization or entity.

1.18                           “Product” shall mean any products, articles, and items that are agreed upon by parties to be supplied from ETG to FEI including, but not limited to, Forecast-driven Products, Spare Parts, Services and Development Services. Product shall also mean all items that (a) are agreed upon in the then-current price list attached to this Agreement or (b) Have been previously supplied by ETG, and the last supply has not been longer than 3 years ago.

1.19                           “Purchase Order” shall mean a purchase order for Products placed by or on behalf of FEI or any other ordering entity as may be permitted to place Purchase Orders hereunder detailing the Products ordered, whether or not this Agreement or its terms are explicitly referred to in the purchase order.

1.20                           “Purchase Order Line” shall mean a single position on a Purchase Order.

1.21                           “Prototype” shall mean any engineering sample of the Product which ETG will supply to FEI for design validation and ultimate production release purposes.

1.22                           “Qualification Tools” shall mean those Tools which are used to verify whether the Products comply with the Specifications.

1.23                           “Separation Agreement” shall mean the agreement between FEI, Philips Industrial Electronics International BV and Koninklijke Philips Electronics NV with effective date December 31, 2000.

1.24                           “Spare Parts” shall mean all spare parts used in the manufacture or repair of the Products as FEI may desire to purchase from ETG from time to time.

1.25                           “Specifications” shall mean the functional requirements, specifications and other requirements in respect of the Products as the parties may agree from time to time in writing, as well as any testing specifications.

1.26                           “Statement of Work” shall mean a document that shall, as a minimum, describe the Development Services to be performed pursuant to such Statement of Work, and which shall typically include a development schedule, description of deliverables, the Specifications for the product to be developed pursuant to such Development Services and the financial terms pertaining to such Development Services.

1.27                           “Services” shall mean the services as defined in Schedule 8.1, excluding Development Services.

1.28                           “Tools” shall mean equipment and all APRs therein developed, built or acquired by ETG for use in manufacturing, developing or testing the Product including Tools from work done for FEI by ETG since the Combination Date.

2.              SCOPE

2.1                                 Subject to the terms and conditions set forth in this Agreement, ETG agrees to manufacture, sell and deliver to FEI, and FEI agrees to purchase and take delivery of such quantities of Products as FEI may order from time to time hereunder. ETG also agrees to perform such Services as ETG shall be required to perform under this Agreement. ETG agrees to deliver the Products, perform the Services and other obligations hereunder in accordance with the terms and conditions of this Agreement. ETG acknowledges and agrees that time is of the essence for the purpose of ETG’s obligations hereunder.

2.2                                 FEI shall have the right to promote, lease, rent, resale, distribute or otherwise make available world-wide, directly or indirectly through its distribution channels, the Products purchased hereunder under such trade name and trademark as FEI may elect.

2.3                                 ETG irrevocably agrees that FEI’s Affiliates may place Purchase Orders directly with ETG under this Agreement. Any Purchase Order issued under this Agreement shall constitute a contract between the ordering entity (i.e. FEI or any FEI Affiliate, as the case may be) and ETG, and shall be governed by the terms of this Agreement. If such Affiliate places a Purchase Order under this Agreement, the term “FEI” as used herein shall, where the context so requires, mean or include (as the case may be) such ordering entity, provided that ETG shall look only to the ordering entity for the performance of such entity’s obligations under any Purchase Order. Any breach by a party’s Affiliate under any Purchase Order or otherwise under this Agreement, shall be deemed to constitute a breach by such Party under this Agreement. All purchases of Products ordered by FEI or any Affiliate, as the case may be, hereunder shall be cumulative for purposes of determining, except as expressly otherwise indicated by FEI: (1) credits which may be applicable; (2) any forecasts, volume commitments and the like (if any); and (3) the level of discount which shall apply to, and any other requirements or incentives based upon, the volumes or amount of any purchase of Products hereunder.

2.4                                 ETG acknowledges and agrees that it remains solely responsible for the performance of its obligations under this Agreement regardless of whether: (a) ETG subcontracts portions of the work hereunder; (b) ETG acquires certain Products or components from third party suppliers; or (c) FEI was involved in the selection of a particular subcontractor or supplier. ETG’s responsibility with respect to the FEI Appointed Suppliers listed in Schedule 2.4 will be limited by the conditions in the contract between FEI and such FEI Appointed Supplier which are explicitly applicable to the business relationship between ETG and such FEI Appointed Supplier.

2.5                                 ETG agrees to discuss with FEI if it has an opportunity to do business with any competitor of FEI listed on Schedule 2.5 (“FEI Competitor”). FEI may update Schedule 2.5 by providing notice to ETG in writing. ETG agrees that any services provided or manufacturing of goods for FEI Competitors shall be performed in a separate location from the location where work is performed for FEI, or on any other solution mutually agreed upon to sufficiently protect the FEI interest

2.6                                 From time to time, FEI may request ETG to develop new Products. When the parties agree on such proposed Development Services, the parties will execute a Statement of Work which will describe additional Development Services to be provided by ETG to FEI and such Statement of Work shall be made a part of this Agreement. ETG agrees to develop the Product in conformance with the applicable Specifications and development schedule, the Statement of Work and the other requirements of this Agreement. To the extent there is any conflict between the terms and conditions of any Statement of Work and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, unless expressly agreed to otherwise by the parties in writing. The developed Products shall be subject to acceptance testing in accordance with the test procedure set forth in Section 5.3.

3.              PLANNING AND ORDER PROCEDURES

3.1                                 It is expressly understood that terms which are pre-printed or otherwise in standard form on the face and reverse side of a Purchase Order or any Purchase Order confirmation or any other document sent with or subsequent to a Purchase Order or Purchase Order confirmation shall be for convenience only and shall have no legal effect and the terms and conditions of this Agreement shall control.

3.2                                 Written representations made by ETG under any Purchase Order(s) or in contemplation of any Purchase Order(s), shall be binding upon ETG for purposes of those Purchase Order(s).

3.3                                 FEI may modify or terminate Purchase Order(s), in whole or in part, at any time prior to ETG’s acceptance thereof without liability. For Forecast-driven Products, Schedule 3.4 prevails.

3.4                                 FEI will provide ETG with a monthly rolling forecast (the “Rolling Forecast”) for its annual estimated need of Forecast-driven Products on a Product-by-Product basis via mail, facsimile or other mutually agreed means. For Forecast-driven Products, it is expressly understood that FEI’s commitment towards the Rolling Forecast shall be limited to the extent specified in Schedule 3.4. FEI assumes no liability for any actions taken by ETG on the basis of the Rolling Forecast except as provided herein. ETG agrees to reserve production capacity equal to the quantities forecasted in the Rolling Forecast and the maximum variable allowance as set forth in this Section 3.4. FEI and ETG may agree on ETG keeping stock of specified Products, to accommodate unforeseen demand or emergency orders. In such case, cost for the account of FEI will be agreed upon.

3.5                                 FEI shall purchase Products by issuing Purchase Orders. All Purchase Orders shall be issued in writing or electronically and each Purchase Order shall specify the following information: (a) quantity and type of Product(s) ordered; (b) Product price, (c) required delivery dates (or, if appropriate, delivery schedule) and delivery requirements; (d) destination of Product(s); (e) reference number and date; and (f) any additional information deemed reasonably necessary by FEI.

3.6                                 FEI shall place Purchase Orders by the number of calendar days prior to the delivery dates (lead-time) as agreed by the parties, and as adjusted from time to time as mutually agreed to by both parties in writing, provided that orders for Forecast-driven Products will be issued before these products enter the fixed period (see Schedule 3.4). Order lead time for orders for Forecast-driven Products will be re-discussed between FEI and ETG to support the Ship-to-Line concept for ETG deliveries. For emergency (e.g. down systems) Spare Parts, ETG will make every reasonable effort to make shipment available for such emergency Spare Parts within two working days. ETG agrees to make every commercially reasonable effort to meet delivery dates specified on Purchase Orders placed on shorter notice. See also Schedule 8.1, section 2a.

3.7                                 Within ten (10) business days of receipt of a Purchase Order or Rolling Forecast, ETG shall notify FEI in writing of ETG’s acceptance or rejection of such Purchase Order or Rolling Forecast. ETG’s acceptance of Purchase Orders or Rolling Forecasts may not be conditioned on any terms inconsistent with or in addition to those set forth in this Agreement and ETG may not reject a Purchase Order or Rolling Forecast unless such Purchase Order or Rolling Forecast does not conform to the requirements of this Agreement. Failure by ETG to provide FEI with such notice of non-acceptance within such period shall constitute ETG’s acceptance of the Purchase Order or Rolling Forecast. ETG’s notice of non-acceptance shall state the modifications necessary to make it acceptable. The proposed modifications shall not be binding on ETG until accepted by FEI in writing.

3.8                                 FEI may reschedule, in whole or in part, the original scheduled delivery date or the quantities of Products, excluding Forecast-driven Products, scheduled for a particular delivery time for a particular Purchase Order at any time without liability to ETG, provided FEI has notified ETG thereof ultimately four (4) weeks prior to the original scheduled delivery date, and provided further that FEI cannot reschedule the delivery of Products, excluding Forecast-driven Products, beyond four (4) months from the original delivery date. ETG shall accommodate a request to expedite the delivery date, if reasonably able to do so.

3.9                                 (a) Cancellation of Purchase Orders for Convenience. FEI may cancel for its convenience, in whole or in part, a Purchase Order upon written notice to ETG. In the event of such notice, ETG shall immediately cease all work related to the relevant Purchase Order. If the cancelled Purchase Order is for Forecast-driven Products, the terms in Schedule 3.4 apply. In other cases, FEI shall have no liability for such cancellation if it cancelled the Purchase Order prior to an agreed or actual and reasonable needed lead time period (“Lead Time”) before the scheduled delivery date. In the event FEI cancels any Purchase Orders within the agreed upon Lead Time, then FEI’s liability shall be limited to the actual and reasonable direct costs substantiated by ETG for procuring materials for and manufacturing of the Products which are subject to such cancellation, and to purchase all components, parts of materials purchased by ETG for the manufacture of such Products at the purchase price to the extent such components, parts of materials are not: (i) usable in ETG’s other operations, or (ii) cancelable by ETG vis-à-vis its vendors, and provided, however, that in no event FEI’s liability shall exceed the total outstanding balance of the purchase price of the Products which are subject to such cancellation. Upon payment, FEI shall be entitled to all work and materials paid for. FEI may inspect ETG’s work in progress after 24 hours notice to ETG, and audit all relevant documents to verify ETG’s invoice.

(b) Cancellation of Purchase Orders or Delays. If ETG has knowledge that it fails or it threatened to fail to deliver Products on the committed delivery date, ETG shall promptly notify FEI of such (threatened) delay, stating the reasons for delay, and providing a projected delivery date (the “Projected Date”). If the Projected Date would result in a delay of more than five (5) days, then FEI is entitled to reschedule the Purchase Order and/or Purchase Order Line up to a maximum of twelve months as of the delivery date. If the Projected Date or the actual delivery would result in a delay of more than 30 (thirty) days, FEI shall be entitled to cancel the Purchase Order and/or Purchase Order Line without liability to ETG.

3.10                           Notwithstanding ETG’s obligations hereunder, in the event ETG is no longer able to or envisages that it shall not be able to supply Products to FEI due to shortage of components or spare parts, ETG shall notify FEI as soon as possible. ETG and FEI shall mutually agree upon a solution, and implement such change in order to ensure continued availability of the Products in accordance with the applicable ECO procedure.

3.11                           In the event FEI decides to reallocate whole or part of the Products, FEI shall notify ETG in advance and start negotiations to accommodate the envisaged reallocation taking the volume and complexity of the envisaged reallocated Products into account.

4.              PRICES; TAXES; DELIVERY

4.1                                 The prices for the Products shall be set forth in separate written agreements and can be adjusted yearly as mutually agreed to by both parties in writing. All prices are based on the terms as set forth in Section 4.5 and, unless otherwise specified, are complete and no additional charges as far as required under the applicable Incoterm (including without limitation to transportation (based on delivery as set forth in the foregoing sentence), packaging, labeling, insurance, storage, etc.) shall be added without FEI’s prior written consent. The prices are also inclusive of, and ETG shall be responsible for payment of, all taxes, customs, duties and the like excluding value added taxes except to the extent the same are to be borne by FEI pursuant to the applicable rights and terms. Where no prices have been agreed to by the parties in writing, the prices for Spare Parts shall be ETG’s cost plus 11.5%. There shall be no charges for Services performed by ETG hereunder as fas as required under the applicable Incoterm, except as expressly otherwise performed herein. All non-recurring expenses shall be approved in advance in writing by FEI.

4.2                                 ETG and FEI agree to discuss, at least on an annual basis, market conditions and possible price reductions and anything else considered relevant by either party. The prevailing prices will remain to be in effect until the parties have reached an agreement on new prices. If no agreement on new prices is reached within 2 months, ETG and FEI will jointly agree on a process to re-allocate the Products concerned as soon as possible, but in any case within 12 months. ETG agrees to use commercially reasonable efforts to maximize efficiencies and realize costs reductions. Notwithstanding the foregoing, ETG shall target continuous price reductions. To understand cost drivers and to mutually search for cost reduction possibilities, ETG will provide FEI with actual material and labor costs upon FEI’s request and allow FEI access to purchase orders, time sheets and similar documents. ETG commits to continuous cost reduction, and to achieve targeted cost reductions needed for developments in the FEI markets. In the event that the price/performance ratio of Products deteriorates as compared to competitive products, the parties will jointly review the situation and attempt to find a solution reasonably acceptable to both parties.

4.3                                 ETG shall issue invoices in a format acceptable to FEI. Invoices shall include: purchase agreement number, Purchase Order number, description of Products, quantities, listing of dates, unit prices and extended totals and identify the bank account to which payment has to be made and such other information as FEI may reasonably request. ETG shall issue invoices to such address as FEI may furnish from time to time.

4.4                                 All invoices furnished hereunder by ETG, if approved by FEI, are due and payable thirty (30) days after such invoice was received or thirty (30) days following the date of delivery of the Products to which the invoice relates, whichever occurs later. Payment of an invoice shall not constitute acceptance or approval of the Products or services or a waiver by FEI to require fulfillment of all terms and conditions of this Agreement. All claims for monies owing by one party to the other party or any of its Affiliates whether under this Agreement or otherwise shall be subject to set off by the other party against any monies owed by the other party or any of its Affiliates to the first party whether under this Agreement or otherwise (irrespective of the currencies of such monies).

4.5                                 Unless otherwise agreed upon, ETG shall deliver the Products ‘EXW Eindhoven’, as that term is defined in the Incoterms 2000, issued by the International Chamber of Commerce, Paris, France. Title to the Products will pass to FEI on delivery.

4.6                                 FEI’s production and marketing schedules are based on, and FEI relies on, timely delivery and performance. Accordingly, ETG acknowledges that timely delivery and performance is important to FEI obtaining the benefit of this Agreement.

4.7                                 ETG shall pack, mark and ship the Products hereunder in packages, containers, or other enclosures in a manner which prevents damage during transport and facilitates unloading, handling and storage and which is in accordance with FEI specifications and requirements and consistent with reasonable commercial practice

4.8                                 Packaging and Products shall be labelled by ETG in accordance with this Agreement and such instructions FEI may give from time to time. New instructions will be implemented after a mutually agreed implementation period.

4.9                                 ETG shall make no partial deliveries under a Purchase Order unless mutually agreed upon in advance in writing on a per case basis. In any event, any additional costs resulting from partial deliveries shall be at the expense of ETG, unless such partial delivery is made at the request of FEI.

4.10                           ETG shall be responsible for obtaining the appropriate licenses or permits necessary to import Products. ETG shall furnish FEI or its designee with the information and all reasonable assistance necessary for FEI to timely obtain all required import and export licenses.

5.              ENGINEERING CHANGES; ACCEPTANCE; QUALITY ASSURANCE

5.1                                 The parties recognize that from time to time ETG may request or may be requested by FEI to implement Engineering Change Orders (each, an “ECO”) to existing Products. ETG agrees to work with FEI in good faith to upgrade or change the Products to meet changing technical, market or other requirements of FEI. ECO’s shall be subject to procedures as used and documented by FEI. FEI shall inform ETG of the procedures that apply and indicate per ECO if ETG is required to make a sample, Prototype or the like.

5.2                                 Each Party shall appoint one Project Coordinator, who is authorised to represent that Party in the context of a Statement of Work.

The tasks of the Project Coordinators shall be, inter alia, to regularly discuss and co-ordinate the development and design related matters, to co-ordinate visits, to keep a complete file of documents such as discussion notes throughout the duration of this Agreement and to agree upon minutes of meetings of representatives of both parties.

During the course of the development and design activities ETG shall submit interim progress reports at intervals to be agreed upon, as well as at FEI’ s reasonable request.

5.3                                 FEI and ETG will agree upon and specify in each Statement of Work the individual tests for each Prototype or developed or newly released Products (which, for the purpose of this Section 5.3, include any new releases of already released Products unless FEI waives such tests) or other deliverables which are subject to acceptance by FEI, in addition to the following procedure, which shall also be applicable to releases of Products not covered by a Statement of Work:

(a)                                  During all phases of the development FEI shall have the right to make suggestions, proposals and changes to the Specifications, but such suggestions, proposals and changes shall be binding on ETG and FEI only as and when confirmed in a document signed by authorized representatives of both Parties.

(b)                                 FEI shall have thirty (30) days or another period to be agreed upon after receipt of a Prototype of such newly released Product or such other deliverable to perform such tests on the Prototypes as agreed upon in advance in the Statement of Work or other applicable document in order to satisfy itself that the Prototypes meet the Specifications concerned. ETG shall give FEI a reasonable opportunity to be present at said tests.. Except as otherwise approved by FEI, each Prototype shall be a fully operational sample of such Product conforming with the Specifications and made of materials identical to the used for the Product to be commercially distributed. Within the thirty (30) day acceptance period, FEI shall provide ETG with a written statement of errors or other non-compliance with the applicable specifications or other requirements.

(c)                                  In the event that FEI rejects such Prototype or deliverable, ETG shall have ten (10) business days, or another period to be agreed upon taking the time schedule of the Statement of Work into account, from receipt of FEI’s written notice of such rejection, and receipt of the rejected Prototype to correct any errors or non-conformities and to resubmit such Prototype or deliverable. FEI will provide ETG with any recommendations it may have in order to achieve full and unconditional compliance with the Specifications as yet. Such recommendations may include proposals to eliminate faulty or substandard workmanship and/or material used. In such event ETG will make the necessary modifications at no additional cost to FEI. FEI will accommodate engineering changes proposed by ETG if ETG proves that they will enable the Specifications to be met.

(d)                                 It is understood that if, as a result of the tests mentioned in this Article or, if applicable, the Statement of Work, FEI desires modifications or enhancements of the Product, which go beyond the Specifications, ETG shall not unreasonably withhold its consent to such modifications or enhancements. However, such modifications or enhancements will only be implemented by ETG upon acceptance by FEI of a new quotation and a revised time schedule. On that basis FEI will then submit a separate purchase order setting forth the additional works to be performed by ETG.

(e)                                  After receipt of such resubmitted sample or deliverable FEI shall have ten (10) business days or another period to be agreed upon, to re-test such sample or deliverable in order to determine whether such sample or deliverable passes acceptance testing.

(f)                                    The process shall be repeated until the sample or deliverable passes acceptance testing, or until mutual agreement on terminating the acceptance test procedure or until this Agreement is terminated in accordance with Section 11.

(g)                                 FEI will have no obligation to accept such sample or deliverable that does not fully conform to the applicable Specifications and other requirements of this Agreement. In the event that FEI decides to accept any sample or deliverable notwithstanding the fact that such sample or deliverable does not meet the applicable Specifications and other requirements, ETG will remain obligated to correct any such nonconformance with the applicable Specifications and other requirements.

(h)                                 Any samples or other deliverables shall de delivered in accordance with the delivery terms as set forth in Section 4.

(i)                                     If applicable, upon the successful completion of each milestone of the Statement of Work FEI shall make the corresponding payment within (30) days of receipt of invoice.

(j)                                     Upon successful completion of the final acceptance testing pursuant to this Article 5, proving to FEI’s satisfaction that the Prototypes conform to the Specifications, FEI shall provide ETG with a type-approval certificate or similar document and, if applicable, shall make the final payment within (30) days of receipt of invoice.

5.4                                 Any Product delivered under this Agreement shall be identical to the accepted sample of such Product and ETG shall not make any changes or modifications to the Product other than any changes authorized by FEI in writing.

5.5                                 ETG acknowledges that it will institute and maintain appropriate quality controls at the factory to stop any defective Product from shipping to FEI and in accordance with FEI’s reasonable requirements. A complete record of the specified and agreed upon by ETG test performed on each Product shall be maintained by ETG for a period of eleven (11) years from the date of delivery of such Product and measurement reports shall be maintained for a period of five (5) years from the date of delivery of such Product and copies thereof shall be made available to FEI upon request. FEI may have its representatives participate or be present at such quality controls, as it deems necessary. FEI’s intent is not to inspect each shipment coming from ETG, however, FEI reserves the right, but is not obligated, to test and inspect incoming Product deliveries. Without limiting the generality the foregoing, ETG will test each Product in accordance with applicable test specifications and will provide evidence that the Product has successfully passed such test, (e.g. test results) together with the delivery of the relevant Product. Notwithstanding FEI’s other rights and remedies available under this Agreement, including, without limitation, under Section 6, FEI shall have the right to reject any nonconforming Product and to cancel the Purchase Order, in whole or in part, to which such rejected Products are subject.

ETG shall, at FEI’s option, (i) provide FEI free of charge with replacement parts for the rejected Product or part, or (ii) repair the rejected Product or part. In case the rejected Product or part, as the case may be, is (part of) a forecast-driven product, ETG will make every reasonable effort to replace the rejected Product or part within 2 working days after notification of failure and after receipt of the rejected Product, unless differently mutually agreed upon. ETG shall be responsible for all cost expenses associated with transportation, repair or replacement of the non-conforming Product replacement parts. ETG shall be liable for all shipping charges that relate to such rejected Products.

5.6                                 FEI shall have the right to inspect, after 24 hours notice to ETG, ETG’s FEI related manufacturing facilities and manufacturing processes to perform vendor qualifications and on-site (source) inspections and to otherwise verify compliance with this Agreement at ETG’s facilities and ETG shall reasonably cooperate with FEI in that regard at no cost.

5.7                                 ETG warrants that it is ISO 9001 registered and that it will maintain such ISO 9001 registration or equivalent during the term of this Agreement. Should ETG lose such ISO 9001 certification, then it will immediately notify FEI thereof. Any failure to maintain such ISO 9001 registration or equivalent shall constitute a material breach under this Agreement.

5.8                                 To avoid doubt, any inspection or acceptance pursuant to this Section 5 shall not relieve ETG of any of its obligations under Section 6 (“Warranty”) or any other provision of this Agreement, nor shall any such inspection or acceptance constitute acceptance or approval of any Product or service delivered by ETG hereunder or a waiver of any defect, nonconformity or other FEI’s rights or remedies available under this Agreement or at law.

6.              WARRANTY

6.1                                 ETG expressly warrants that the Products will be free from defects in design (when and to the extent such design is the responsibility of ETG), materials and workmanship and will conform in all material respects to the Specifications, approved samples and all other requirement of the Agreement, and conform to the Specifications for the Product for a period of eighteen (18) months from date of delivery of the Product by ETG to FEI.

Should any Product fail to conform to the above warranty, then ETG shall, after mutual agreement, (i) provide FEI with replacement parts for the non-conforming Product free of charge, (ii) replace the non-conforming Product or part, or (iii) repair the non-conforming Product or part. The non-conforming Product or part, as the case may be, shall be repaired or replaced and returned to FEI or the third party designated by FEI within ten (10) days from date of notification of failure. Upon the parties agreeing to the appropriate remedy, ETG shall be responsible for all cost expenses associated with transportation, repair or replacement of the non-conforming Product replacement parts. ETG shall pay for all reasonable costs and expenses made or incurred by FEI in connection with such non-conforming Product (including without limitation costs of gathering, handling and redistributing such Product).

6.2                                 In addition to the standard Product warranty set forth in Section 6.1, in the event of a Epidemic Failure, ETG shall immediately propose a corrective action plan to remedy the Epidemic Failure of any Products subject, or which are likely to be subject, to such Epidemic Failure acceptable to FEI and to promptly implement such action plan upon acceptance by FEI. The corrective action plan shall include, at a minimum, that (a) all Products that are, or in FEI’s reasonably opinion are likely to be, subject to the Epidemic Failure shall be repaired or replaced upon a mutually agreed upon schedule; and (b) the cost and expense of such repair and replacement shall be born by ETG; and (c) the costs of transportation and all reasonable costs and expenses incurred by FEI in connection with such non-conforming Products (including without limitation costs of gathering, handling and redistributing the Products) shall be promptly reimbursed to FEI by ETG.

6.3                                 Notwithstanding ETG’s warranty obligations hereunder, if ETG is not the original manufacturer or licensor of a Product or portion thereof, ETG shall pass along to FEI any warranties in respect of any materials from such original manufacturer or licensor which are more favourable than the warranties provided in this Agreement. For FEI Appointed Suppliers listed in Schedule 2.4, the warranty conditions in the contract between FEI and such FEI Appointed Suppliers which are explicitly applicable to the business relationship between ETG and such supplier shall prevail.

6.4                                 ETG warrants that the Products shall comply with all the applicable laws, regulations and standards, including, without limitation electro-magnetic safety and environmental laws, regulations and standards. Notwithstanding the foregoing, ETG shall use in accordance with commercially reasonable practice to provide environmentally preferable energy efficient products and products that eliminate or reduce the generation of hazardous materials and substances. ETG will be responsible for performing necessary government or other (quasi-) regulating authority compliance testing and for obtaining and maintaining any approvals and certifications necessary for the Products.

6.5                                 ETG acknowledges and agrees that, with respect to its role as supplier of FEI and in relation to any interaction of ETG with an employee of FEI, ETG’s compliance with applicable laws and regulations establishes the minimum standards by which ETG is obligated to conduct its affairs and more specifically its relationship with FEI. Accordingly, ETG represents that it will conduct its business affairs to high standards, to interact with FEI and its employees in a manner that will not create the appearance of impropriety and not to solicit or accept any favouritism (including gifts and benefits) from any employee of FEI.

7.              INTELLECTUAL PROPERTY

7.1                                 At ETG’s expense, ETG shall provide FEI with documentation of all test results. On FEI’s request, ETG shall provide FEI with documentation for work done hereunder. Documentation for end users shall be provided as agreed by the parties.

7.2                                 Any Information, tools, dies, masks, test equipment, software and any other proprietary information and materials of every description furnished by FEI or funded or paid for in whole or in part by FEI since the Combination Date shall, except as set forth in Section 1.8 and Section 7.10,  (i) remain or become FEI’s property and all IPR’s and other proprietary rights therein or thereto shall vest in FEI and are hereby assigned to FEI; (ii) be used by ETG exclusively for the purposes of this Agreement; (iii) be clearly marked as FEI’s property; (iv) be segregated when not in use and conspicuously marked as FEI property; (v) be properly used, maintained and kept in good working condition at ETG’s expense; (vi) be available for inspection by FEI after minimal 24 hours notice; and (vii) be delivered to FEI promptly on FEI’s demand or upon termination or expiration of this Agreement. ETG shall be liable for any loss or damage of FEI’s property while in ETG’s possession or control. ETG shall execute any documents deemed necessary by FEI to evidence its ownership rights in such materials upon FEI’s request. At FEI’s request, ETG shall provide FEI with a complete inventory list of FEI’s property in ETG’s possession or control. ETG shall maintain sufficient insurance coverage for FEI’s property in ETG’s possession or control.

7.3                                 ETG grants an implied non-exclusive, free and unrestricted license for embedded software and firmware incorporated in the Products to FEI and end-users of the Products.

7.4                                 All documents that FEI submits or has submitted to ETG (e.g. documents which contain specifications, drawings or procedures) since the Combination Date are owned by FEI and shall be considered FEI’s information and FEI shall own all IPR’s therein. ETG agrees not to use such documents or the Specifications for any purpose other than for the purposes of this Agreement. At the request of FEI, ETG shall promptly provide, at its expense, a copy of all documentation relating to the Products to FEI.

7.5                                 (a) All IPR’s and Information that belong to a party or its Affiliates prior to the date of this Agreement or which are not generated, first reduced to practice, conceived or developed for the purposes of this Agreement (collectively, “Pre-existing Rights”) shall remain with such party or its Affiliates, unless such Pre-existing Rights were first reduced to practice, conceived or developed by ETG in work done for FEI by ETG since the Combination Date, in which case such Pre-existing Rights shall be the sole and exclusive property of FEI.

(b) Excluding ETG Information and ETG IPR’s, ETG agrees that any Information, in any medium or form (including on paper, electronically, on magnetic media, orally or otherwise), and any ideas, designs, concepts, techniques, improvements, discoveries, developments, inventions, technologies and other work products generated, first reduced to practice, conceived or developed in anticipation of, or in the course of, work performed under this Agreement, or work performed by ETG for FEI since the Combination Date by ETG and any IPR’s and other proprietary rights therein or thereto shall vest in FEI.

(c) FEI IPR’s shall vest in FEI and FEI shall be owner of FEI Information. ETG agrees to (and, as appropriate, will in the future) (i) assign or cause to be assigned to FEI all right, title and interest to any FEI IPR’s, and (ii) assist FEI and to execute all papers (including assignments) and do all things required in order to protect the interests of FEI (iii) FEI shall, at its discretion, file, prosecute and maintain the FEI IPR’s or applications thereof and bear all costs. Any FEI IPR’s shall be promptly disclosed and furnished to FEI.

(d) ETG IPR’s shall vest in ETG and ETG shall be owner of ETG Information. FEI agrees to (and, as appropriate, will in the future) (i) assign or cause to be assigned to ETG all right, title and interest to any ETG IPR’s, and (ii) assist ETG and to execute all papers (including assignments) and do all things required in order to protect the interest of ETG (iii) ETG shall file, prosecute and maintain the ETG IPR’s or applications thereof and bear all costs. Any ETG IPR’s shall be promptly disclosed and furnished to ETG.

7.6                                 To the extent the right to use, make, have made, lease, sell, service, performance, display, distribution or otherwise making available) of any products or services based on or incorporating all or any portion of the Products requires the use of any Pre-existing Rights and/or Information of ETG or its Affiliates, and/or any ETG IPR’s and/or Information, ETG hereby is prepared to grant FEI a license, under commercially reasonable terms and conditions.

7.7                                 FEI hereby grants to ETG, for the term of this Agreement, a limited non-exclusive, non-transferable and royalty free license, without the right to sublicense, under its IPR’s in or any Information or other materials provided by FEI hereunder to the extent such rights are required by ETG solely for the purposes of performing its obligations under this Agreement.

7.8                                 ETG agrees that the packing and the Products will bear those FEI’s trademarks, trade names and other indications (“FEI Markings”) and in a form, location and manner as may be specified by FEI from time to time. ETG acknowledges and accepts that it may use such FEI Markings solely for the purposes of this Agreement and that such use will not create in it, nor will it represent it has any right, title or interest in or to the same other than the right to use expressly granted in this Section 7.8. ETG shall immediately terminate use of the FEI Markings upon FEI’s demand. Except as expressly provided otherwise herein, ETG shall not affix any ETG or third party trademarks, trade names, logos or other indications to any Product or packing unless and to the extent specifically approved by FEI in writing.

7.9                                 ETG acknowledges and agrees that this Agreement does not grant ETG any exclusive privileges or rights and FEI may contract with other suppliers for the procurement of products comparable or competitive with the Products.

7.10                           (a) FEI shall be the sole owner of the FEI Tools. All other Tools shall be jointly owned (“Joint Tools”) unless otherwise agreed upon. Joint Tools may be used only in accordance with the terms and conditions set forth in Agreement. Each party shall protect the IPR’s embodied in the Joint Tools to the same extent as it protects its most valuable IPR’s.  Neither Party shall use the Joint Tools for any other purpose than this Agreement, or allow any other party to use the Joint Tools, without the other party’s permission, such as is contemplated under 7.10(b) and 7.10(c) below.

(b) FEI shall not allow suppliers of goods substantially similar to the Products to use the Joint Tools without ETG’s permission.

(c) In addition to ETG’s obligations under Section 2.5, ETG shall not use the Joint Tools for performing services or manufacturing goods for other customers without FEI’s permission. In no event shall ETG use FEI Tools for third parties.

8.              SERVICES; SPARE PARTS; LAST TIME BUY

8.1                                 ETG agrees to provide the services as described in Schedule 8.1 in accordance with the terms and conditions thereof and this Agreement. ETG warrants that all services to be provided by ETG hereunder shall be performed at a level of accuracy, quality and timeliness and in a first class, competent and professional manner and in accordance with or exceeding generally accepted industry standards.

8.2                                 In the event that this Agreement is terminated, then FEI shall have an opportunity to place a last time buy Purchase Order for Products in such quantity as FEI may reasonably require. Upon termination of this Agreement ETG shall fulfill all Purchase Orders even if the delivery term extends beyond the date of termination of this Agreement except to the extent such Purchase Orders are terminated or cancelled by FEI in accordance with this Agreement. ETG is allowed to deny requests for rescheduling Purchase Orders for which the delivery term extends beyond the date of termination of this Agreement.

8.3                                 Notwithstanding anything to the contrary, during the period of this Agreement and eleven (11) years thereafter, or eleven years after the last delivery of a Product, ETG shall supply FEI with Spare Parts necessary for the maintenance of the Products. After the termination of this Agreement, ETG shall supply such Spare Parts at the terms and conditions in effect at the date of such termination. ETG shall use its best efforts to furnish a second source vendor who can supply the Spare Parts if ETG can no longer supply Spare Parts beyond such eleven-year period.

8.4                                 Notwithstanding Section 8.2 hereof, it is agreed that in the event ETG wishes to stop production and/or if a vendor or sub-supplier of ETG wishes to stop production of one or more Spare Parts, ETG shall immediately inform FEI thereof in writing but at least twelve (12) months prior to the date of envisaged production stop and FEI shall then have an opportunity to place a last time buy Purchase Order for such Spare Parts in such quantity as FEI may reasonably require and ETG shall accept such Purchase Order at the then prevailing price.

9.              INDEMNIFICATION; LIABILITY

9.1                                 FEI shall indemnify and hold ETG harmless against all fines, losses, damages, costs and expenses, whether directly or indirectly arising from a claim brought by a third party claiming that the manufacture, sale or use of any Product developed or manufactured hereunder due to use of FEI IPR’s constitute(d) infringement of one or more of the patent rights or other IPR’s of such third party, together with the actual costs and expenses incurred by ETG in connection with such a claim by such third party and that ETG will give FEI full authority to, at the option of FEI, either settle or defend such claim, suit or proceeding and all reasonable co-operation and assistance in case FEI decides to defend such a claims, suit or proceeding and provided further that ETG will refrain from any activity that can jeopardise or harm the defence of any such claim made by a third party. FEI shall have no liability for any claim of infringement of IPR’s based on the use of a combination of the manufacture, sale or use of the Product with other materials not provided by FEI. FEI shall not, without the consent of ETG, enter into any settlement or agree to any disposition that imposes any conditions or obligations on ETG other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of FEI.

9.2                                 ETG shall indemnify and hold FEI harmless against all fines, losses, damages, costs and expenses, whether directly or indirectly arising from a claim brought by a third party claiming that the sale or use of any Product developed or manufactured hereunder due to use of ETG IPR’s constitute(d) infringement of one or more of the patent rights or other IPR’s of such third party, together with the actual costs and expenses incurred by FEI in connection with such a claim by such third party and that FEI will give ETG full authority to, at the option of ETG, either settle or defend such claim, suit or proceeding and all reasonable co-operation and assistance in case ETG decides to defend such a claims, suit or proceeding and provided further that FEI will refrain from any activity that can jeopardise or harm the defence of any such claim made by a third party. ETG shall not, without the consent of FEI, enter into any settlement or agree to any disposition that imposes any conditions or obligations on FEI other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of ETG.

9.3                                 Both Parties agree that neither Party is aware of any such infringement set forth in 9.1 or 9.2 for Products currently developed or manufactured under this Agreement. The Parties shall inform each other at the earliest opportunity of any possible infringement in so far as they are aware or could reasonably be aware of such infringement.

9.4                                 In the event that a Product is held in any suit or proceeding, or in FEI’s reasonable opinion is likely, to infringe, violate or misappropriate a third party’s intellectual property right or other proprietary right, ETG will, at its option and expense, do one of the following: (a) replace the Product, without additional charge, with a compatible, functionally equivalent and non-infringing product with an equivalent or greater performance, (b) modify the Product so that it will be free of the infringement, violation or misappropriation provided that such modified Product complies with the Specifications and all other applicable requirements, or (c) procure for FEI the right to continue to purchase and distribute and, for FEI and its customers, the right to (continue to) use the Product as contemplated by this Agreement.

9.5                                 ETG shall have no obligation under Section 9.1or 9.4 to the extent technical claim of infringement, violation or misappropriation results from FEI IPR’s or compliance of the Product with Specifications furnished by FEI in writing, but only if the infringement, violation or misappropriation would not have occurred but for such compliance.

9.6                                 ETG agrees to indemnify and hold FEI and its Affiliates harmless from and against all direct liabilities, claims, fines, losses, damages, costs and expenses (including reasonable attorney’s fees), arising from, relating or in connection with (i) ETG’s or its officers, employees, subcontractors or agents’ failure to comply with the terms or other requirements of this Agreement or otherwise any acts or omissions to act arising from, related to or in connection with this Agreement by ETG, its employees, subcontractors or agents or (ii) any death, personal injury or loss or damage to property caused by the Products or the use thereof or by ETG, its officers, employees, subcontractors or agents, regardless of whether such damages were foreseeable or ETG was advised of the possibility of such damages up to a maximum of €2,500,000 per annum.

9.7                                 IN NO EVENT SHALL FEI OR ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE HEREUNDER FOR ANY ECONOMIC LOSSES OR DAMAGES, LOSS OF BUSINESS, PROFITS OR REVENUE, GOODWILL AND ANTICIPATED SAVINGS, LOSS OF CORRUPTION TO DATA OR LOSS OF OPERATION TIME OR ANY OTHER INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE OR INCONSEQUENTIAL LOSS OR DAMAGE, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THE DAMAGE LIMITATIONS SET OUT IN THIS PARAGRAPH SHALL NOT APPLY TO THE IPR OR CONFIDENTIALITY INDEMNIFICATION OBLIGATIONS OF THE PARTIES HEREUNDER.

9.8                                 IN NO EVENT SHALL ETG OR ITS AFFILIATES OR ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE HEREUNDER FOR ANY ECONOMIC LOSSES OR DAMAGES, LOSS OF BUSINESS, PROFITS OR REVENUE, GOODWILL AND ANTICIPATED SAVINGS, LOSS OF CORRUPTION TO DATA OR LOSS OF OPERATION TIME OR ANY OTHER INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE OR INCONSEQUENTIAL LOSS OR DAMAGE, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THE DAMAGE LIMITATIONS SET OUT IN THIS PARAGRAPH SHALL NOT APPLY TO THE IPR OR CONFIDENTIALITY INDEMNIFICATION OBLIGATIONS OF THE PARTIES HEREUNDER.

10.       CONFIDENTIALITY

10.1                           A party receiving Confidential Information in connection with this Agreement agrees (i) not to disclose or use the Confidential Information for any other purpose except as necessary for the purposes of and consistent with the terms of this Agreement, (ii) to give access to Confidential Information only on a need to know/use basis to, in the case of ETG, its employees, or in the case of FEI, to its employees or the employees of its Affiliates, consultants, advisors and agents, and (iii) not to sell, transfer, publish, disclose or otherwise make available the whole or any part of the Confidential Information to any third party or persons not permitted by the terms of and pursuant to the terms contained in this Agreement without the disclosing party’s prior written consent. To avoid doubt, FEI may disclose any Confidential Information of ETG to any of its Affiliates or FEI Contractors subject to compliance with the confidentiality undertakings contained herein.

Each party agrees that it shall protect the Confidential Information by using the same degree of care as it uses to protect its own confidential information of alike nature from unauthorized disclosure, but no less than a reasonable degree of care.

10.2                           For the purpose of this Agreement “Confidential Information” of a party means information of a confidential and/or proprietary nature, provided in whatever form or medium, which relates to such party’s products (hardware and software), technology, business plans, product plans, customers, customer information, specifications, schematics, designs, costs, prices, business opportunities, know-how, trade secrets, inventions, techniques, processes, algorithms, software programs and any other business or technical information, provided that any information shall not be deemed “Confidential Information” unless (a) if delivered in writing or in other tangible form is prominently marked as “confidential” or “proprietary” (or words with similar import) in writing by the disclosing party on any tangible manifestation of the information transmitted in connection with the disclosure or if the confidential or proprietary nature is reasonably apparent under the circumstances, or (b) if provided or disclosed in other than in tangible form, the disclosing party advises the receiving party before or at the time of disclosure that it will be disclosing “Confidential Information” or if the confidential or proprietary nature is reasonably apparent under the circumstances. Confidential Information shall not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach of the receiving party, (ii) the receiving party can demonstrate to have it rightfully in its possession prior to disclosure without being bound by similar confidentiality obligations; (iii) the receiving party rightfully obtains it from a third party who is not known (after reasonable investigation) by the receiving party to be subject to another confidentiality undertaking or other obligation of secrecy pertaining to such information or (iv) is independently developed by the receiving party without use of or reference to the Confidential Information. To avoid doubt, ETG acknowledges and agrees that the Specifications shall constitute Confidential Information of FEI.

10.3                           In the event that the receiving party is required to disclose all or part of the disclosing party’s Confidential Information under the terms of a valid and effective subpoena, court order governmental rule or regulation or other judicial requirement, the receiving party agrees to immediately notify the disclosing party of the existence, terms and circumstances surrounding such a request or requirement so that the disclosing party may seek an appropriate protective order or waive compliance by the receiving party with the appropriate provisions of this Agreement.  If the receiving party is compelled to disclose any of the disclosing party’s Confidential Information, it will disclose only the portion thereof which it is compelled to disclose.

10.4                           The parties agree that disclosure or use of Confidential Information in violation of this Agreement could cause immediate and irreparable harm to the disclosing party for which monetary damages may be difficult to ascertain or an inadequate remedy. The receiving party therefore agrees that the disclosing party will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation of this Agreement.

11.       TERM AND TERMINATION

11.1                           This Agreement is effective as of the Effective Date and shall continue until two (2) years from the Effective Date. Thereafter this Agreement shall be automatically renewed for additional successive periods of one (1) year each unless terminated as of the end of the then-current period by either party on 12 (twelve) months’ prior notice in writing.

11.2                           Each party may terminate this Agreement and/or any Purchase Orders, in whole or in part, immediately by notice to the other party upon the material breach of any obligations (including a payment obligation) under this Agreement (including under any Purchase Order) by the other party, which breach is incapable of cure or which, if capable of cure, has not been cured within sixty (60) days after the other party has been put on notice with reasonable specificity of such breach such without prejudice to any other rights accruing under this Agreement or at law. Failure of a sample or deliverable to pass acceptance testing two (2) consecutive times shall be deemed a material breach by ETG of this Agreement for which FEI may terminate in whole or part this Agreement by giving written notice thereof to ETG. The foregoing shall be without prejudice to any right of FEI to terminate or cancel any Purchase Order as provided in Section 3 or elsewhere herein.

11.3                           This Agreement and/or any Purchase Orders may be terminated, in whole or in part, immediately by either Party in the event that the other is dissolved, ceases to carry on business in the normal course, becomes insolvent or is unable to pay its debts, institutes or has instituted any proceeding seeking a judgement of insolvency or bankruptcy or any other relief under insolvency or bankruptcy law or any other similar law effecting creditor’s rights, is declared bankrupt, makes a general assignment for the benefit of its creditors, suffers or permits the appointment of a receiver or a manager for its business assets or avails itself or becomes subject to any proceeding under bankruptcy laws or any other statute or laws relating to the insolvency of protection of the right of creditors, is subject to any levy, seizure or attachment or sale for or by any creditor or cause, is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the foregoing events.

11.4                           Upon termination of this Agreement, a party may request the other party to return all Confidential Information provided to the other party, together with any copies of the same, which the receiving party has in its possession or control. In the event of such a request, all documents and other writings prepared by the other party based on or reflecting the information contained in any Confidential Information of the requesting party will be destroyed by the other party and the other party will certify in writing to the requesting party by a duly authorized officer of the other party that such information has been destroyed or returned. Notwithstanding the return of the Confidential Information, the parties will continue to be bound by the confidentiality undertaking and restrictions on use contained herein.

12.       GENERAL

12.1                           Independent Contractor. ETG shall not for any purpose, be deemed or represent itself to be an agent or representative of FEI and the relationship between the parties shall only be that of independent contractors. ETG shall have no right or authority, express or implied, to assume or create any obligations on behalf of FEI or to bind FEI in any respect whatsoever.

12.2                           Force Majeure. Neither party shall be liable for any failure to perform solely caused by a Force Majeure Event and in the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to a Force Majeure Event, its performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such Force Majeure Event, provided that such party shall give prompt written notice thereof to the other party describing (i) the Force Majeure Event, (ii) the obligations which it is unable to perform due to such Force Majeure Event, and (iii) giving a projection of the expected period of delay or inability to perform due to such Force Majeure Event, and such party shall have used reasonable commercial efforts to mitigate its effects use and to cure any non-performance. Regardless of the excuse of a Force Majeure, if a party is not or is not expected to be able to perform any material obligation under this Agreement due to a Force Majeure Event for a period of sixty (60) days or more, the other party may terminate this Agreement without liability. Regardless of the foregoing, FEI shall be entitled to cancel any affected Purchase Orders if the Force Majeure Event would result in a delay of more ten (10) days without liability. For the purpose of this Agreement, a “Force Majeure Event” shall mean an Act of God, government order, earthquake, flood, fire, riot, war, embargo or any other cause or event, unforeseeable and beyond the reasonable control of a party. The failure of a supplier or subcontractor to perform under its agreement with ETG, a strike or similar type of event or materials shortage shall not constitute a Force Majeure Event.

12.3                           Modification. This Agreement may be amended or modified only by a written agreement by both parties.

12.4                           Waiver. No waiver by FEI of any breach of any condition, covenant or term of this Agreement shall be effective unless it is in writing and no failure or delay by FEI in insisting upon strict performance of any of the terms or conditions of this Agreement or in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any of FEI’s other right, power or privilege hereunder.

12.5                           Survival. All terms and conditions of this Agreement which are destined, whether expressed or not, to survive the expiration or termination of this Agreement for any reason whatsoever, including without limitation the Sections 2, 6, 7, 8, 9, 10, 11 and 12.

12.6                           Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by overnight courier service, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to ETG:
Achtseweg Noord 5 / Building AK
P.O. Box 218
5600 MD Eindhoven, the Netherlands

With a copy to:
Philips Enabling Technologies Group Nederland BV
Zwaanstraat 1
Eindhoven
Attn: CEO
Cc: Corporate Legal Department
If to FEI:
FEI Company
Building AAE, Achtseweg Noord 5
P.O. Box 80066, 5600 KA Eindhoven
Attn: Purchasing department

With a copy to:
FEI Company
7451 NW Evergreen Parkway
Hillsboro, OR 97124
Attn: Legal Department

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

12.7                           Export Control. ETG agrees to notify FEI in writing should the ETG become aware that any Product or portion thereof is subject to the Export Control regulations of the United States Department of State and/or the United States Department of Commerce or any foreign export laws.

12.8                           Entire Agreement. This Agreement, including all Exhibits, Schedules, annexes and other documents incorporated herein by reference constitutes the final and complete expression of their agreement and understanding with respect to the subject matter herein and supersede all other prior agreements, undertakings, obligations, promises, arrangements, communications, negotiations and understandings whether oral or written (including but not limited to the Development Agreement and the 300mm logistic agreement DSB-63-PVB-01-1164), by the parties with respect to the subject matter hereof.  Notwithstanding the foregoing, this Agreement shall not in anyway alter, amend or supercede the terms of the Combination Agreement or the Separation Agreement.

12.9                           Non-Assignment. Neither party hereto shall assign any of its rights or obligations under this Agreement to any third party (whether by merger, consolidation, sale of assets, reorganization or otherwise by operation of law or contract) without the prior written consent of the other party which consent shall not be unreasonably withheld, provided however, that no consent is required for an assignment or transfer of any of its rights or obligations under this Agreement by FEI or ETG to any of its Affiliates.

12.10                     Severability. In the event that anyone or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and such invalid, illegal or unenforceable provision or portion thereof shall, to the maximum extent possible, be substituted by (an) enforceable provision(s) that preserve(s) the original intentions and economic position of the parties.

12.11                     Governing Law. This Agreement shall be deemed to be made in accordance with and governed by the laws of The Netherlands without regard to the conflict of law principles thereof. The UN Convention on the International Sale of Goods shall not apply to this Agreement.

12.12                     Competent Court.  All disputes arising out of, relating to or in connection with this Agreement or any of the other agreements to be entered into pursuant to this Agreement shall be resolved by the competent court of the City of ‘s-Hertogenbosch, The Netherlands.

12.13                     Advertising; Publicity. ETG shall not use the name, logo, trademark, or any reference of or to FEI either direct or indirect in publicity releases, advertising, case studies, sales literature or references nor disclose, advertise or publish the existence or the terms and conditions of this Agreement, financial or otherwise, without the prior written consent of FEI. ETG understands that FEI does not contemplate providing any such consent and that any decision to give such consent shall be exclusively with FEI at its sole discretion.

12.14                     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning, construction or interpretation of, this Agreement.

12.15                     Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement has been signed by both parties in a manner duly binding upon them.

Philips Enabling Technologies Group Nederland BV	FEI COMPANY

Name:	Name:
Title:	Title:
Date:	Date:

Schedule 2.4

FEI Appointed Suppliers

FEI controlled suppliers/items in the ETG supply base

Supplier	Items	Productline
Heidenhain	Encoders	300mm
Hositrad	Feedthroughs	300mm
Nanomotion	Motors Ceramic parts	300mm
IDE	Anti vibration systems	200/300mm
Nyquist	Motion controllers	200/300mm
Edwards	Vacuum pumps	200/300mm
FEI EO	Final lenses	200/300mm

Schedule 2.5

FEI Competitors

Applied Materials
KLA-Tencor
JEOL
Leo
Hitachi
Seiko
Orsay Physics
Schlumberger
Physical Electronics
VG

Schedule 3.4

Rolling Forecasts for Forecast-driven Products

FEI shall provide ETG with the Rolling Forecast for Forecast-driven Products subject to the following terms and conditions:

a)              For the purpose of this Schedule 3.4, ‘N’ shall be the current month. Ultimately the last week of month N, FEI will provide ETG with a forecast for the months N+1 to N+12, signed by an authorised FEI person.

b)             Notwithstanding any other provision in this Agreement, ETG agrees to reserve production capacity, and commits to deliver FEI’s forecasted needs of Product until the contractual lead-time established herein and to allow FEI for flexibility in requiring delivery of Products as described in this section. On FEI’s request, ETG agrees to use commercially reasonable efforts to supply additional Products outside the Rolling Forecast.

c)              FEI shall be committed only to take delivery of the quantity of Products forecasted for the month N+1 (the “Fixed Products”), and N+2 and N+3 (the “Committed Products”) as follows and as set forth in Exhibit B to this Schedule 3.4, attached hereto and incorporated herein by this reference:

(i)                                     FEI is committed to take delivery of the quantity of Fixed Products during in month N+1.

(ii)                                  FEI is committed to take delivery of the Committed Products of which it has not requested delivery in the months N+2 or N+3, as applicable, (the “Non-Delivered Committed Products”) ultimately in month N+7 during the term of this Agreement. Any Products delivered in the month N+4 or any following months shall be deemed to include any such Non-Delivered Committed Products. FEI remains liable for Committed Products which are rescheduled on FEI’s request.

(iii)                               FEIs commitment towards LLI shall be as set forth in section (f) of this Schedule.

d)             FEI may cancel for its convenience, in whole or in part, any forecasted Product need upon written notice to ETG. In the event of such notice, ETG shall immediately cease all work related to the relevant forecasted Products. In the event FEI cancels any fixed or committed Products then FEI’s liability shall be limited to the actual and reasonable direct costs substantiated by ETG for procuring materials for and manufacturing of the Products which are subject to such cancellation, and to purchase all components, parts of materials purchased by ETG for the manufacture of such Products at the purchase price to the extent such components, parts of materials are not: (i) usable in ETG other operations, (iii) cancelable by ETG vis-à-vis its vendors, and provided, however, that in no event FEI’s liability shall exceed the total outstanding balance of the purchase price of the Products which are subject to such cancellation. Upon payment FEI shall be entitled to all work and materials paid for. FEI may inspect ETG work in progress and audit all relevant documents to verify ETG invoice.

e)              Apart from the agreed long lead-time components (refer to section (f)) and as set forth in Exhibit B to this Schedule 3.4, FEI shall have no commitment to purchase any quantity of Products forecasted for the months N+4 or any following months.

f)                Long lead-time components for Forecast-driven Products.

i.                  ETG will undertake necessary efforts to bring component lead-times within the scope of three months. Nevertheless, ETG may be required to purchase or manufacture certain long lead-time components in order to achieve the quantity of Forecast-driven Products as forecasted in the Rolling Forecast. For the purposes of this Schedule, the following terms shall have the meaning set forth below:

1.               “Components” shall mean components, sub assemblies, materials and supplies used for Forecast-driven Products.

2.               “A-Components” shall mean Components with long lead-times and as listed as such in Exhibit A to this Schedule, attached hereto and incorporated herein by this reference.

3.               “B-Components” shall mean Components with long lead-times as listed as such in Exhibit A to this Schedule.

ii.               ETG may reasonably purchase or start manufacturing of Components as necessary to fulfil the Rolling Forecast as provided in the table below for the relevant period.

Type of Components	Relevant Period
A-Components	4 months from current date

B-Components	5 months from current date

For illustration purposes: On 1 March (the “current date” in this example), ETG may purchase or start manufacturing of A-Components in a quantity necessary to fulfill the quantity of products forecasted in the Rolling Forecast for the period of 4 months commencing on 1 March and B-Components in a quantity necessary to fulfill the ordered Products for the period of 5 months commencing on 1 March.

iii.            For FEI Appointed Suppliers listed in Schedule 2.5, the conditions in the contract between FEI and such supplier which are explicitly applicable to long leadtime items supplied to ETG prevail.

iv.           In the event that any Components purchased or manufactured by ETG in accordance with the foregoing for the relevant period are no longer useable in the manufacturing or repair of Products as a result of a termination of this Agreement (other than on the basis of a breach by ETG or other event to which ETG is accountable) or discontinuation of the relevant Product, then FEI’s commitment in relation to such Components shall be limited to purchase such Components at the price for which ETG has actually purchased such Components (provided that in no event such price shall be higher than the purchase price which may have been agreed between FEI and ETG for such Components and only to the extent such Components are not: (a) usable in ETG other operations or (c) cancellable by ETG vis-à-vis its vendors and provided always that FEI’s liability shall only extend to such quantities of Components as are needed to fulfil the previously forecasted need. ETG shall use every reasonable effort to mitigate FEI’s liability under this Schedule.

g)             Exhibit A may be updated by the parties upon mutual agreement.

Schedule 3.4 – Exhibit A

Specific Components

Schedule 3.4 – Exhibit B

Implementation Schedule of Schedule 3.4. Conditions

Commodity group	Start phase				Contract applicable
	FEI commitment overall untill due date	Fixed	Variable	LLI	Due date	Remarks	Due date overall
200mm	FEI commitment for total actual leadtime per Product (unless otherwise agreed upon)	Production only based on fixed orders			September 1, 2003	Product is becoming EOL (2003-2004) ?! LLI-list	September 1, 2003 or another date mutual agreed upon (e.g. TEM accessories & Miscellaneous)

300mm		Total actual leadtime dec ’02: 38 weeks			September 1, 2003	LLI-list

CLM		Previous production only based on fixed orders			Januari 1, 2003	“Faulenbach-issue” & LLI-list

TEM kits		Total actual leadtime			Januari 1, 2003	Commitment for “Ship-to-line” delivery, not item-leadtime <3 months

TEM accessories		Total actual leadtime; applicable items to be agreed upon per mid Jan 2003			t.b.d. (ultimately Sep.1, 2003	Input from FEI w.r.t. applicable items

Stages		Total actual leadtime; applicable items to be agreed upon			April 1, 2003	depending on final allocation-decision FEI/ETG

Miscellaneous		Total actual leadtime; applicable items to be agreed upon per mid Jan 2003			t.b.d. (ultimately Sep. 1, 2003)	Input from FEI w.r.t. applicable items & also depending on the current reallocation programm

General remarks:

If Products on the forecast-list become End Of Life (EOL) and/or will be re-allocated (in advance to be communicated by FEI). Products will disappear from the forecast-list and ordering of Products will be via fixed orders (e.g. 200mm systems).

Per mid Januari 2003, FEI to give input for content of TEM Accessories and TEM Miscellaneous

Actual leadtimes in the start phase will be reduced according to the progress of the Faith project

Schedule 8.1

Services

ETG shall be obliged to perform and FEI shall be entitled to receive, the following services:

1.                                       Continuous Improvement. FEI may require ETG to participate in any program to integrate the Products in any of FEI’s equipment or systems, support in FEI prototype production requirements, including necessary engineering/technical support, and participate in concurrent engineering reviews, including ETG’s input regarding design changes and manufacturability. ETG commits to continuously improving the cost of ownership and performance of the Products. ETG will actively collect, monitor and analyze data as needed for such continuous improvement process. ETG commits to continuously improve its supply performance and the lead times for the Products. ETG will provide these continuous improvement services at no additional charge.

2.                                       Spare parts.

a.               ETG and FEI shall agree on a list of Spare Parts to accommodate any unforeseen service demand or emergency orders, in a format acceptable to FEI. The list will include a part number, original manufacturer and manufacturer part number, land-time, price (repair and/or new), part description and minimum monthly quantities to anticipate on. ETG shall maintain the ability to deliver these Spare Parts in the agreed quantities. Upon FEI’s request, ETG will deliver these Spare Parts within 2 working days or another period mutually agreed upon.

b.              ETG will offer Spare Parts in kits for specific preventive maintenance routines. The price of such lists shall not exceed the total price of the individual Spare Parts within the kits.

3.                                       Technical Support and Repair Services. The parties acknowledge that FEI shall be responsible to provide first line support in respect of the Products. ETG shall provide second line support services to support FEI’s first line technical support. As part of the foregoing, ETG will provide: (i) telephone support services during working days, and (ii) maintenance for Products which are out-of-warranty. If a technical problem pertaining to the Products cannot be resolved by telephone technical support, then ETG will, at the request of FEI, provide on-site technical support at any location indicated by FEI. ETG will provide these technical support and repair services at an agreed upon rate.